Exhibit 99.1

BIO-REFERENCE LABORATORIES, INC.

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

WITH MARC D. GRODMAN, M.D.

AMENDMENT NO. 1 dated as of March 7, 2012 to an Employment Agreement (the “Employment Agreement”) dated effective December 31, 2010 between Bio-Reference Laboratories, Inc., a New Jersey corporation (the “Company”) and Marc D. Grodman, M.D., its Chief Executive Officer (the “Employee”).

WITNESSETH:

WHEREAS the parties previously executed the Employment Agreement providing for the employment by the Company of the Employee as its Chief Executive Officer; and

WHEREAS the parties desire to amend the Employment Agreement as herein set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and intended to be legally bound hereby, the parties hereto agree to amend the Employment Agreement as follows:

A.            “Insurance”. Paragraph (b) of Section 7 of the Employment Agreement is hereby amended to read in its entirety as follows:

“(b)         The Company will obtain a second insurance policy, a second-to-die policy insuring the joint lives of the Employee and his wife Pam (the “Second-to-Die Policy”) providing for seven years of annual premiums of approximately Two Hundred Thousand ($200,000) Dollars each.  The Company will execute an Endorsement Split-Dollar Insurance Agreement

(“Split-Dollar Agreement No. 2”) with the Grodman Family 2011 Insurance Trust (the “2011 Family Trust”) which has been established by the Employee.  The Company will pay the Second-to-Die Policy premiums until the date of death of the Employee whether he continues to be employed by the Company or not, unless his employment is terminated for “Cause” in which latter event the Company’s obligation to pay the premiums shall cease.  Pursuant to Split-Dollar Agreement No. 2, at the death of the Employee if his wife survives him, or in the event his employment is terminated for “Cause”, at such termination date, the 2011 Family Trust will pay to the Company the greater of the premiums it paid on the Second-to-Die Policy up to said date or the cash value of the policy and the Company will transfer ownership of the Second-to-Die Policy to the 2011 Family Trust.  If the Employee survives his wife, and assuming his employment has not been terminated for “Cause”, at his death, the Company will be paid the greater of the premiums it paid on the Second-to-Die Policy or the cash value of the policy out of the death proceeds and the 2011 Family Trust will be paid the balance of the death proceeds, provided, however, if the Employee survives his wife and assuming his employment has not been terminated for “Cause”, at his wife’s death, the 2011 Family Trust shall have the option, exercisable within 90 days of her death, to purchase the Second-to-Die Policy from the Company for the greater of the premiums paid or the cash value of the policy at the date of her death.  The Employee guarantees any obligations of the 2011 Family Trust under Split-Dollar Agreement No. 2.”

B.            Other Provisions. Except for the above changes, the parties hereto hereby reaffirm each provision of the Employment Agreement as of the date hereof.

IN WITNESS WHEREOF, the undersigned have each duly executed this Amendment No. 1 to the Employment Agreement effective as of the date first above written.

COMPANY:
Bio-Reference Laboratories, Inc.

/S/ Howard Dubinett
Howard Dubinett
Executive Vice President
Duly Authorized

EMPLOYEE:

/S/ Marc D. Grodman, M.D.
Marc D. Grodman, M.D.